EXHIBIT 4(j)
                                LOAN AGREEMENT


                                                          November 19,1997



Wellman, Inc.
1040 Broad Street, Suite 302
Shrewsbury, New Jersey  07702




Ladies and Gentlemen:



We are pleased to make available to you an uncommitted credit facility for general corporate purposes on tthe terms set forth in this letter.

1. We agree to consider from time to time, in our sole discretion, your requests that we make Aadvances (as hereafter defined) to you, on either an interest bearing or a discount basis, in an aggregate amount not to exceed at any one time outstanding the amount set forth on Schedule I hereto as the "Facility Amount," on the terms and conditions set forth below. This letter is not a commitment to lend but rather sets forth the procedures to be used in connection with your requests for our making of Advances to you from time to time on or prior to the termination hereof pursuant to paragraph 11 hereof and, in the event that we make Advances to you hereunder, your obligations to us with respect thereto. The Advances shall be evidenced by the "grid" promissory note executed by you in substantially the form of the promissory note attached hereto (the "Note").

2. As used herein, the following terms shall have the following meanings (terms defined in the singular to have the corresponding meanings when used in the plural, and vice versa):

    "Advance" means any advance that we shall make to you hereunder pursuant to your request as provided herein. Unless otherwise required by the context, any reference herein or in the Note to the amount of an Advance shall be construed to refer to the Discounted Proceeds thereof actually remitted to you or to your account as proved herein.

    "Discounted Amount" of any Advance means the amount by which the Stated
     Amount of such Advance exceeds the Discounted Proceeds of such Advance.

    "Discounted Proceeds" of any Advance means the net proceeds of such Advance transferred or wired to you or to your account in accordance with the last sentence of Paragraph 3 hereof.

    "Stated Amount" of any Advance means the full stated or face amount of such Advance, which in all circumstances shall be equal to the sum of (x) the Discounted Proceeds of such Advance plus (y) the Discount Amount of such Advance.


3. The Stated Amount of each Advance shall be in an amount at least equal to the amount set forth on Schedule I hereto as the "Minimum Advance Amount", or any integral multiple of $1,000 in excess thereof. Each


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    Advance  and shall be made upon (i) your request to us by telephone, telecopy, fax, or letter, given by any of the persons listed on Exhibit A hereto or otherwise designated by your Treasurer in writing ("Designated Persons") that you wish to borrow money on a specified date, in a specific amount and for a specified term (which shall, in no event, be longer than the number of days set forth on Schedule I hereto as the "Maximum Term"); and Discount Amount and Stated Amount applicable to any such Advance. On the date of any such Advance, we will make such Advance available to you in same day funds by directing our administrative agent to transfer or wire the net proceeds of such Advance to an account designated in writing by your Treasurer.

4. Our agreement and acceptance of this letter, together with your furnishing us certified copies of resolutions of your board of directors authorizing your Treasurer to execute this letter and any documents delivered pursuant hereto and allow Designated Persons to request Advances, together with specimen signatures of such Designated Persons, shall constitute a representation and warranty by you that (a) the execution, delivery and performance of this letter has been duly authorized by all necessary corporate action and does not contravene any law, or any contractual or legal restriction, applicable to you and (b) no authorization or approval or other action by, and no notice to or filing with, any government authority or regulatory body is required for such execution, delivery and performance or for the making of any Advance.

5. Each request by you for an Advance shall constitute a representation and warranty by you, as of the making of such Advance and giving effect to the application of the proceeds therefrom, that (ai) no payment default has occurred and is continuing under any agreement or instrument relating to any of your indebtedness in excess of $20 million relating to moneys borrowed, (b) such Advance when made will constitute your legal, valid and binding obligation, (c) such Advance is being incurred, and will be repaid at maturity, in its full Stated Amount, in the ordinary course of your business out of the cash flow generated in the normal day-to-day conduct, operations, and financing activities of your business (to include refinancings), and (d) no event has occurred and no circumstance exists as a result of which the information which you have provided to us in connection herewith would include an untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In no event shall an Advance be made if any of your representations in Paragraph 4 hereof, or in this Paragraph 5, shall fail to be true and correct in all respects on the date of such Advance.

6. You shall repay the full Stated Amount of each Advance, and in the case of an Advance made on an interest bearing basis shall pay interest on such Advances, in accordance with the terms hereof and of the Note. You shall have no right to prepay any portion of any Advance or unpaid principal amount of any Advance prior to its stated maturity.

7. You shall ensure that each payment hereunder and under the Notes is made before 2:00 p.m. (eastern time) on the day when due in lawful money of the United States of America to our account, The Centric Capital Corporation Commercial Paper Account, Account Number 55-46737, ABA Number 071000013, at The First National Bank of Chicago, One First National Plaza, Chicago, Illinois, 60670 in same day funds. All computations of


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    interest shall be made on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) elapsed.

8. Whenever any payment to be made hereunder shall be otherwise due on a Saturday, a Sunday or other day of the year on which banks are required or authorized to close in New York City, New York, Winston-Salem, North Carolina or Chicago, Illinois (any other day being a "Business Day"), such payment shall be made on the next succeeding Business Day.

9. You agree that you will not apply the proceeds of any Advance to purchase or carry margin stock within the meaning of Regulation G issued by the Board of Governors of the Federal Reserve System.

10. We shall incur no liability to you in acting upon any telephone, telecopy, telex, fax, or letter request or communication which we believe in the absence of gross negligence to have been given by a Designated Person or in otherwise acting in good faith under this letter. Further, all documents required to be executed in conjunction with Advances under this letter may be signed by any Designated Person.

11. This letter shall remain in effect until terminated by either you or us by giving prior written notice of termination hereof to the other party hereto, but no such termination shall affect your obligations with respect to the Advances hereunder outstanding at the time of such termination.

12. All communications hereunder shall be in writing (other than the communication provided for in the second sentence of Paragraph 14 and part (i) of paragraph 3 herein) and mailed, telecopied, telephoned, faxed, or delivered to the address specified on Schedule I hereto for you and for us, or as to each party, to such other address as may be designated by such party in a written notice to the other party. Written communication shall be effective upon receipt unless such communication is mailed in which case it shall be effective three Business Days after deposit in first class mail.

13. We may assign to one or more banks or other entities all or any part of, or may grant participations to one or more banks or other entities in or to all or any part of, any Advance or Advances hereunder and under the Note. You may not assign your rights or obligations hereunder or any interest herein.

14. You agree to pay on demand all reasonable costs, expenses including, but not limited to, outside legal fees and losses, if any, incurred by us in connection with the enforcement of this letter or the Note.

15. You agree to furnish us with such financial statements or other information as we may reasonably request. Any such information that is not generally available to the public shall be confidentially maintained by us and shall not be disseminated outside of our organization except as might be required by legal or regulatory bodies. You shall promptly notify us of any change in the short term or long term ratings assigned by any statistical rating organization to any of your outstanding indebtedness.

16. If any of the following events shall occur and be continuing:




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    (a)  you shall fail to pay any amount due hereunder or under the Note when the same becomes due and payable; or

    (b) any representation or warranty made by you (or any of your officers) in connection with any Advance or otherwise in connection with the Note shall prove to have been incorrect in any material respect when made; or

    (c) you shall, without prior written notification, merge or consolidate with or into any person or entity and you are not the surviving entity to such transaction, or shall convey, transfer, lease or dispose of (whether in one transaction or in a series of transactions) all or substantially all of your assets other than sale of inventory in the ordinary course of business to, any person or entity; or

    (d) you shall fail to perform or observe, without prompt notification, any other material term, covenant or agreement in connection with any Advance or otherwise in connection with the Note on your part to be performed or observed; or

    (e) you shall fail to pay any principal of or premium or interest on any indebtedness for money borrowed, in excess of $20,000,000 (excluding indebtedness evidenced by the Note), when the same becomes due and payable (whether by scheduled maturity, required prepayments, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such condition is to accelerate the maturity of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

    (f) you shall generally not pay your debts as such debts become due, or shall admit in writing your inability to pay your debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against you seeking to adjudicate you as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of you or your debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for you or any substantial part of your property and such action is unresolved after 60 days; or you shall take any corporate action to authorize any of the actions set forth above in this subsection (f);

    then, and in any such event, we may declare the Note and all amounts payable thereunder to be forthwith due and payable, whereupon the Note and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind all of which you hereby expressly waive; provided however, that in the event of an actual or deemed entry of an order for relief with respect to you under the Federal Bankruptcy Code, the Note and all such other amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by you.



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17. THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE
    LAWS OF THE STATE OF NEW YORK.

18. You agree that you will not institute against or join any other person in instituting against us any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and a day after the latest maturing commercial paper note issued by us is paid in full.

19. At our option, we may, upon notice that either Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or Moody's Investors Service, Inc. has (i) lowered or downgraded its short term commercial paper or corporate bond or other short term ratings of you, or
    (ii) placed your securities on a watch list of securities singled out for surveillance, with either negative or developing implications in a Rating Category, amend Schedule I hereof to provide for an amended "Facility Amount" and amended "Maximum Term."

20. The obligations under this Agreement are solely our corporate obligations. No recourse shall be had for the payment of any amount owing by you or us hereunder or any other obligation or claim of or against you or us arising out of or based upon this Agreement against any of our respective stockholders, employees, officers, directors or incorporators.

21. You irrevocably agree that any legal action, suit or proceeding against us arising out of this Agreement may be brought in the United States District Court for the State of New York, or in the courts of the State of New York and hereby irrevocably accept and submit to the non-exclusive jurisdiction of each of the aforesaid courts in personam, generally and unconditionally with respect to any action, suit or proceeding for you and in respect of your properties, assets and revenues. You further irrevocably agree to the service of any legal process, summons, notices and documents out of any of the aforesaid courts by mailing copies thereof by registered or certified air mail, postage prepaid, to you at your address designated pursuant to this Agreement. Nothing herein shall in any way be deemed to limit our ability to serve any such legal process, summons, notices and documents in any other manner, as may be permitted by applicable law or to obtain jurisdiction over you, or bring action, suits or proceedings against you in such other jurisdictions, and in such manner, as may be permitted by applicable law.

    If the terms of this letter are satisfactory to you, please indicate your agreement and acceptance thereof by signing a counterpart of this letter and returning it to us.

                               Very truly yours,

                               CENTRIC CAPITALFUNDING CORPORATION

                               By: /s/ Jennifer Mooney
                                 ----------------------------
                                 Wachovia Bank, N.A.
                                 Jennifer Mooney, Vice President

Agreed and Accepted:

Wellman, Inc.

By: /s/ Keith R. Phillips
   ----------------------------
Name & Title:  Keith R. Phillips, VP, Chief Financial Officer and Treasurer:


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                                   SCHEDULE I
                                       to
              Loan Agreement dated as of November 19, 1997 between Centric Capital Corporation and Wellman, Inc.
                    amended promissory note dated 1/16/98

(i)  For the purposes of Section 1 and 2 of this Loan Agreement:

          The "Facility Amount" is $200,000,000

          The "Minimum Advance Amount" is $5,000,000

          The "Maximum Term" is 270 days.

          The "Minimum Term" is 14 days.

(ii)  For the purpose of Section 11 of this Loan Agreement:

          The address for written communications to you is:

                     Wellman, Inc.
                    1040 Broad Street, Suite 302
                    Shrewsbury, New Jersey 07702

                    Attention:          Audrey Goodman

                    Telephone Number:   732-935-7312

                    Fax Number:         732-935-7349

           The address for written communications to us is:

                    Centric Capital Corporation
                    c/o  Wachovia Bank of Bank of Georgia, N.A.
                    191 Peachtree Street, N.E.
                    Atlanta, GA  30303

                    Attention:  Jennifer A. Mooney

                    Mail Code: GA-370

                    Telephone Number:  404-332-5104

                    Fax Number:  404-332-6898

(iii) For the purposes of this Loan Agreement, instructions for wire transfer of funds to you are:

       Name of Bank:         Fleet National Bank, Providence, Rhode Island

       Bank ABA Number:      011 500 010

       Account Name:         WS Subsidiary

       Account Number:       10 691 1002






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                                  Exhibit A
                                     to
             Loan Agreement dated as of November 19, 1997 between Centric Funding Corporation and Wellman, Inc.


For the purpose of Section 2 of this Loan Agreement, the "Designated Persons" are:


      Name                                                Title
      ----                                                -----

Keith R. Phillips                                     CFO and Treasurer
Audrey Goodman                                        Assistant Treasurer
Mair Petracco                                         Assistant Cash Manager

                                   Promissory Note


DATE:   January 16, 1998                                    $  200,000,000.00

FOR VALUE RECEIVED, the undersigned (hereinafter called the "Borrower"), HEREBY PROMISES TO PAY to the order of Centric Funding Corporation (hereinafter called the "Lender") the entire State Amount (as such term is defined in the loan Agreement hereinafter referred to) of each Advanced (as defined below) on the date mutually agreed to by the Lender and the Borrower at the time of such Advance as the maturity date thereof.
   (a) in the case of an Advance made on an interest bearing basis, the principal amount of such Advance made by the Lender to the Borrower, on the date mutually agreed to by the Lender and the Borrower at the time of such Advance as the maturity date thereof, together with interest (computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed) on the principal amount of each Advance outstanding from time to time from and including the date on which such Advance is made until the maturity date of such Advance at an interest rate per annum mutually agreed to by the Lender and the Borrower at the time of such Advance, payable on the maturity date of such Advance; and
   (b) in the case of each Advance made on a discount basis by the Lender to the Borrower, the stated or face amount of such Advance, on the date mutually agreed to by the Lender and the Borrower at the time of such Advance as the maturity date thereof.

Any overdue principal amount and overdue amount of interest, reasonable fees or other amounts payable hereunder or under the Loan Agreement referred to below shall bear interest, payable on demand, at a fluctuating interest rate per annum equal to the Prime Rate plus 2%, but in no event greater than the highest rate allowed by applicable law. As used herein, "Prime Rate" shall mean the prime rate of U.S. money center commercial banks as published in the Wall Street Journal. Changes in the Prime Rate shall be effective as of the day of each such change.

   The Borrower shall have no right to prepay all or any portion of any unpaid principal amount of any Advance.

   The Borrower shall ensure that payment of principal and interest hereunder is made prior to 12:00 p.m. (eastern time) on the day when due in lawful money of the United States of America to the Lender's account, The Centric Funding Corporation Commercial Paper Account, Account Number 55-46737, ABA Number 071000013 at The First National Bank of Chicago, One First National Plaza, Chicago, Illinois, 60670 in same day funds. Whenever any payment to be made hereunder shall be otherwise due on a day other than a Business Day (as defined in the Loan Agreement) such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

   The Borrower hereby authorizes the Lender to endorse on the grid attached hereto the date and amount of each Advance made by the Lender to the Borrower hereunder, the maturity date thereof, the rate of discount applicable thereto, the Discounted Proceeds and the Discount Amount (as such terms are defined in the Loan Agreement referred to below) thereof and all payments made on account thereof, provided that the failure to do so shall not affect the obligation of the Borrower to the Lender.

   The Borrower also agrees to pay on demand all reasonable costs and expenses (including fees and expenses of counsel) incurred by the Lender in enforcing this Promissory Note.

   THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

   This Promissory Note is the "grid" promissory note referred to in, and is entitled to the benefits of, the Loan Agreement dated November 19, 1997 (the "Loan Agreement"), between the Borrower and the Lender, which Loan Agreement, among other things, sets forth procedures to be used in connection with the Borrower's periodic requests that the Lender make advances (the "Advances") to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the amount first above mentioned.

                                          Wellman, Inc.


                                          By: /s/ Keith R. Phillips
                                           -------------------------
                                          Name & Title: Keith Phillips
                                          Chief Financial Officer